UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2006

____________________

ICO, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-10068 (Commission File Number)	76-0566682 (I.R.S. Employer Identification No.)

1811 Bering, Suite 200
Houston, Texas 77057
(Address of principal executive offices and zip code)

(713) 351-4100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders

On November 14, 2006 the Company issued a press release announcing that it has repurchased 1,044,007 depositary certificates ("Depositary Shares") representing shares of the Company's $6.75 Convertible Exchangeable Preferred Stock ("Preferred Stock"). The Depositary Shares trade under the symbol “ICOCZ” on the Nasdaq stock market. The repurchase equaled approximately 81% of the 1,290,000 Depositary Shares outstanding just prior to the repurchase. The Depositary Shares (each representing 1/4 of a share of Preferred Stock) were repurchased in a privately negotiated transaction, for $26.00 each, for total consideration of $27.1 million, as part of the Company’s previously announced Preferred Stock Repurchase Plan. The total liquidation preference of the outstanding Preferred Stock, including missed dividends, is currently $31.33 per Depositary Share. The Company funded these repurchases in part with cash on hand and in part with proceeds from its recently announced $45.0 million Credit Facility.

The Company’s repurchase and retirement of the Preferred Stock described in the preceding paragraph triggers the elimination of the right of the holders of the Preferred Stock as a class to elect two special directors to the Company’s board of directors. In light of the elimination of these two special board seats, the remaining members of the board of directors have acted unanimously to expand the number of regular board seats and have elected Mr. Gregory T. Barmore and Mr. Eric O. English as directors, each with a term expiring at the time of the Company’s next annual meeting of shareholders.

The Company plans to continue to repurchase Depositary Shares as they become available. Depositary Shares will be repurchased from time to time in open market transactions or privately negotiated transactions as, in the opinion of management, market conditions warrant. The Company anticipates that Preferred Stock that is repurchased will be retired.

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of
Principal Officers

See description above in Item 3.03

Item 9.01     Financial Statements and Exhibits

(c) Exhibits

99.1 Press Release dated November 14, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICO, INC.

Date: November 16, 2006	By:	/s/ Jon C. Biro
	Name:	Jon C. Biro
	Title:	Chief Financial Officer and
Treasurer